Exhibit 99.1

For Immediate Release

Investor Contact:	Melissa Rose
877-645-6464

Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES NAMES MAJERIK

CHIEF SALES AND MARKETING OFFICER

AVON, Conn. — June 22, 2006 — Magellan Health Services, Inc. (Nasdaq:MGLN) today announced that it has named Michael Majerik to the position of chief sales and marketing officer. Majerik will join the company on July 17. The addition of Majerik to Magellan’s executive team reflects a refinement of corporate and business development roles for the Company. Eric Reimer, who as chief growth officer was previously responsible for both sales and marketing and corporate development, will assume the title of chief strategy and development officer and will now focus on the implementation of Magellan’s long-term business strategy, including mergers and acquisitions (M&A) and corporate development.

“Critical initiatives such as sales and M&A require dedicated executive-level resources and attention. With these management changes, our structure, resources and focus for organic and strategic growth will be significantly enhanced, enabling us to take full advantage of our robust pipeline of sales prospects and to focus on strategic growth initiatives, including acquisitions,” said Steven J. Shulman, chairman and chief executive officer of Magellan. “We are pleased to bring on a sales and marketing executive of Mike’s caliber and we look forward to tapping into his understanding of the evolving health care landscape and marketplace needs to attract new clients and broaden relationships with existing customers. With Mike’s addition to Magellan’s executive team, Eric will now focus his attention on the critical job of furthering our business strategy of diversifying into additional health care specialty niches.”

Majerik most recently served as executive vice president of sales for CorSolutions Medical, Inc. a leading disease management firm that was acquired by Matria Healthcare earlier this year. He had held a variety of progressively responsible sales and marketing positions with CorSolutions during his six-year tenure, and prior to that, had served in sales, marketing and business development roles with CM Healthcare Resources, a health care products and services provider, the USCI Division of C.R. Bard, a medical/surgical product manufacturer, and SmithKline Pharmaceuticals, a predecessor organization of pharmaceutical manufacturer GlaxoSmithKline. Majerik holds a Bachelor of Science degree in business finance from Indiana University.

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq:MGLN) is the nation’s leading manager of behavioral health and radiology benefits. Its customers include health plans, corporations and government agencies.

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